Exhibit 99.1

TheStreet Reports Fourth Quarter and Full Year 2018 Results

NEW YORK, March 12, 2019 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights

●	The Company announced the sale of its Business-to-Business (B2B) business (TheDeal/BoardEx) to Euromoney.

●	Net loss from continuing operations totaled $3.0 million, or $0.06 per diluted share.

●	Total Revenue from continuing operations was $13.9 million.

○	B2B revenue totaled $6.7 million, an increase of $0.4 million or 6% over same quarter last year.

○	Business-to-Consumer (B2C) revenue totaled $7.2 million, a decline of $0.4 million or 6%; B2C subscription revenue increased $0.2 million over the same quarter last year and B2C premium deferred subscription revenue grew $1.1 million, or 12%.

●	Adjusted EBITDA totaled $2.4 million, a year-over-year increase of $0.6 million.

Full Year Highlights

●	Net loss from continuing operations totaled $6.8 million, or $0.13 per diluted share.

●	Total Revenue from continuing operations was $53.1 million.

○	B2B revenue totaled $25.6 million, an increase $1.8 million or 8% over full year 2017.

○	B2C revenue totaled $27.5 million, a decline of $3.5 million or 11% over full year 2017.

●	Cash, cash equivalents, restricted cash and marketable securities totaled $39.4 million, an increase of $25.5 million from December 31, 2017.

●	Adjusted EBITDA totaled $2.6 million, a decrease of $1.5 million from full year 2017.

Summary of Financial Results

	Q4 2018	Q4 2017	% Change YoY	FY 2018	FY 2017	% Change YoY
Adjusted EBITDA	$2.4m	$1.8m	33.1%	$2.6m	$4.1m	(36.6%)
Revenue	$13.9m	$14.0m	(0.6%)	$53.1m	$54.8m	(3.1%)
B2C Revenue	$7.2m	$7.6m	(5.7%)	$27.5m	$31.0m	(11.3%)
B2B Revenue	$6.7m	$6.4m	5.6%	$25.6m	$23.8m	7.6%
Net (Loss) / Income from continuing operations	($3.0m)	$3.5m	(187.1%)	($6.8m)	$0.3m	(2,289.7%)
Diluted Net (Loss) / Income per share from continuing operations	($0.06)	$0.59	(110.1%)	($0.13)	$0.60	(122.2%)
Operating Expense	$38.3m	$14.0m	174.4%	$82.4m	$57.2m	44.2%
Adjusted Operating Expense(1)	$12.7m	$13.3m	(4.8%)	$55.1m	$55.0m	0.2%
(1)	Adjusted Operating Expense excludes non-cash goodwill impairment, transaction costs, restructuring charges and non-cash / stock-based compensation for key employee retention efforts

“Our results for 2018 reflect important structural changes to our business,” said Eric Lundberg, CEO and CFO. “Over the course of the year we took advantage of compelling offers to return value to our shareholders through the sale of our RateWatch business, and, during the fourth quarter we announced the sale of our B2B business to Euromoney which closed in February 2019. Our focus will now be squarely on providing our quality award winning B2C products to our subscribers and high caliber viewers for our advertiser customers. We are confident in our ability to operate the business effectively and to continue to deliver value for our stockholders.

Eric Lundberg continued, “We expect to distribute a substantial portion of the net proceeds from the B2B sale, along with a portion of our current cash on hand, to our stockholders. Our Board has been evaluating the various ways to complete this distribution and we expect to update the market on the timing, amount and form of such distribution in the coming weeks.”

Fourth Quarter Results

For the fourth quarter of 2018, the Company reported revenue of $13.9 million, net loss from continuing operations of $3.0 million, or ($0.06) per diluted share, and an Adjusted EBITDA(1) of $2.4 million. The fourth quarter net loss from continuing operations widened by $6.5 million over the same period last year primarily from a $21.5 million goodwill impairment of the B2C business, transaction costs incurred in 2018 related to the sale process of The Deal/BoardEx business and higher non-cash stock based compensation, partially offset by higher tax benefits from the reversal of NOLs related primarily to the projected gain on sale of the B2B business coupled with lower operating costs. Excluding the above charges, fourth quarter 2018 would reflect net income from continuing operations of $1.0 million as compared to net income from continuing operations of $1.4 million for the fourth quarter of 2017.

Operating expenses for the fourth quarter of 2018 were $38.3 million as compared to $14.0 million for the fourth quarter of 2017. Operating expense for the fourth quarter of 2018 includes $21.5 million of non-cash goodwill impairment, transaction costs of $3.4 million related to the sales efforts of the B2B business, and $0.8 million attributable in part to non-cash compensation from the issuance of restricted stock units for key employee retention efforts. In the fourth quarter of 2017 the Company also recorded restructuring charges and non-cash compensation of $0.2 million and $0.4 million, respectively. Excluding these charges just mentioned above in both periods, operating expenses for the fourth quarter 2018 decreased $0.6 million as compared to the fourth quarter of 2017. Year-over-year savings resulted primarily from reduced professional fees partially offset by higher commissions as a result of strong subscription sales.

Business-to-Consumer Revenue

B2C revenue totaled $7.2 million for the fourth quarter, a decrease of $0.4 million, or 6%, from $7.6 million in the fourth quarter of 2017. Advertising revenue declined $0.5 million, or 23%, due to lower revenue recognized in repeat advertisers, as well as a page view decline of 21% stemming from a 40% decline in articles published. In addition, other revenue decreased $0.1 million resulting in lower licensing and syndication and event revenue. Higher year-over-year subscription revenue of $0.2 million, or 3%, resulted from a 3% increase in the average number of subscriptions while the average revenue recognized per subscription remained steady. Average quarterly churn (2) improved to 2.88% for the fourth of 2018 from 4.04% for the fourth quarter of 2017.

Business-to-Business Revenue

B2B revenue totaled $6.7 million for the fourth quarter, up $0.4 million or 6% as compared to the fourth quarter of 2017. B2B revenue grew year-over-year primarily from increased subscription revenue in both The Deal and BoardEx products along with higher revenue earned in The Deal event business. The Deal and BoardEx had increased revenue earned per subscriber while BoardEx also recorded higher revenue from a 4% increase in the number of subscribers. The revenue growth in subscriptions and events was partially offset by lower revenue of $0.1 million in advertising, license and syndication and information service revenue.

Full Year Results

For the full year 2018, the Company reported revenue of $53.1 million, a decrease of $1.7 million, or 3.1%, from $54.8 million in the prior year. Net loss from continuing operations for the year was $6.8 million, as compared to net income from continuing operations of $0.3 million for the full year 2017. Adjusted EBITDA for full year 2018 was $2.6 million as compared to $4.1 million for the full year of 2017 primarily from lower advertising revenue.

Operating expenses for the full year 2018 were $82.4 million, an increase of $25.3 million, or 44%, from $57.2 million in the prior year. Operating expense for the full year of 2018 includes $21.5 million of non-cash goodwill impairment, transaction costs of $3.4 million related to the sales efforts of B2B business, and $2.5 million attributable in part to non-cash compensation from the issuance of restricted stock units for key employee retention efforts. For full year 2017 the Company also recorded restructuring charges, non-cash compensation and severance of $0.4 million, $1.6 million and $0.1 million, respectively. Excluding these charges above in both periods, operating expenses for full year 2018 increased $0.1 million as compared to full year 2017.

Business-to-Consumer Revenue

B2C revenue totaled $27.5 million for the full year, a decrease of $3.5 million from the prior year. Full year revenue decline was driven primarily by a $3.0 million decrease in advertising revenue from declines in repeat and non-repeat advertisers as well as declines in pageviews stemming from fewer articles published year-over-year. In addition, although B2C had year-over-year subscription revenue growth during the fourth quarter of 2018, full year subscription revenue declined $0.5 million, or 2% as compared to full year 2017.

Business-to-Business Revenue

B2B revenue for the full year 2018 totaled $25.6 million, up $1.8 million or 8% from the prior year. Exchange rate changes related to the Pound sterling, positively impacted BoardEx revenue by $0.2 million for the full year 2018. Adjusted for the impact of FX, total B2B revenue increased 7%. Full year revenue growth in The Deal of $0.1 million resulted from higher events revenue while BoardEx full year revenue growth of $1.6 million resulted primarily from subscription revenue growth.

Tax

The Company recorded a tax benefit of $21.3 million primarily from the reversal of its US tax valuation in the fourth quarter of 2018 in anticipation of the gain from the sale of the B2B business in February 2019. Also, the Company reversed its UK operations tax valuation allowance resulting in a tax benefit of $3.4 million for the fourth quarter of 2017 due to positive earnings as well as a favorable profit outlook of its UK business and recorded a tax credit related to the recently enacted federal tax reform. The Company recorded a total tax benefit in 2018 of $22.4 million as compared to a total tax benefit tax benefit in 2017 of $2.6 million.

Cash on hand

The Company ended the full year 2018 with cash and cash equivalents, restricted cash and marketable securities of $39.4 million, up $25.5 million as compared to $13.9 million at December 31, 2017. The change between the periods primarily resulted from net proceeds from the sale of RateWatch of $28.2 million and cash generated from operating activities of $2.3 million. This was partially offset by capital expenditures incurred during the period of $3.9 million and the deferred purchase price payment of $1.0 million for a prior acquisition (BoardEx).

Conference Call Information

TheStreet will discuss its financial results for the fourth quarter and full year ending December 31, 2018 on March 12, 2019 at 8:00 a.m. Eastern Time.

To participate in the call, please dial 877-260-1479 (domestic) or 334-323-0522 (international). The conference code is 8798880. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at. http://investor-relations.thestreet.com/events.cfm

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company’s flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years.

Non-GAAP Financial Information

(1) To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company also uses “EBITDA” and “Adjusted EBITDA”, non-GAAP measures of certain components of financial performance. “EBITDA” is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. “Adjusted EBITDA” further eliminates the impact of non-cash stock compensation, impairment charges, restructuring, transaction related costs, loss (income) from discontinued operations, severance and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. “Free cash flow” means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it gives investors a view of the Company’s ability to generate cash.

2) Average churn is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products and expectations for 2018. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission (“SEC”) that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

CEO and CFO

TheStreet, Inc.

Eric.lundberg@thestreet.com

Jared Verteramo

General Counsel and Corporate Secretary
TheStreet, Inc.
Jared.verteramo@thestreet.com

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
ASSETS	2018	2017
Current Assets:
Cash and cash equivalents	$37,029,262	$11,684,817
Accounts receivable, net of allowance for doubtful accounts of $296,443 at December 31, 2018 and $278,997 at December 31, 2017	4,889,164	4,546,308
Other receivables	3,801,553	389,353
Prepaid expenses and other current assets	2,489,389	1,615,720
Current assets of discontinued operations	—	230,116
Total current assets	48,209,368	18,466,314
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and amortization of $6,240,110 at December 31, 2018 and $5,475,077 at December 31, 2017	1,489,132	2,092,669
Marketable securities	1,850,000	1,680,000
Other assets	1,164,388	306,465
Goodwill	2,016,417	23,568,472
Other intangibles, net of accumulated amortization of $18,668,307 at December 31, 2018 and $15,702,665 at December 31, 2017	12,461,416	12,966,569
Deferred tax asset	18,050,971	1,865,453
Restricted cash	500,000	500,000
Noncurrent assets of discontinued operations	—	7,564,606
Total assets	$85,741,692	$69,010,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,796,855	$1,999,772
Accrued expenses	3,962,220	3,690,337
Deferred revenue	21,187,320	19,201,693
Other current liabilities	691,774	1,835,679
Current liabilities of discontinued operations	—	4,246,891
Total current liabilities	28,638,169	30,974,372
Noncurrent Liabilities:
Deferred tax liability	—	803,917
Other liabilities	1,535,066	1,543,602
Noncurrent liabilities of discontinued operations	—	741,856
Total liabilities	30,173,235	34,063,747

Stockholders’ Equity:
Common stock; $0.01 par value; 100,000,000 shares authorized; 57,586,227 shares issued and 49,741,269 shares outstanding at December 31, 2018, and 56,891,551 shares issued and 49,181,462 shares outstanding at December 31, 2017	575,862	568,916
Additional paid-in capital	262,037,815	259,569,737
Accumulated other comprehensive loss	(5,418,635)	(4,845,650)
Treasury stock at cost; 7,844,958 shares at December 31, 2018 and 7,710,089 shares at December 31, 2017	(13,754,559)	(13,484,924)
Accumulated deficit	(187,872,026)	(206,861,278)
Total stockholders’ equity	55,568,457	34,946,801

Total liabilities and stockholders’ equity	$85,741,692	$69,010,548

Note:  The consolidated balance sheet as of December 31, 2017 reflects an immaterial adjustment to increase deferred tax assets and a corresponding increase to stockholders’ equity as a result of the continued assessment and application of the recently enacted federal tax reform.

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net revenue:
Business to business	$6,711,948	$6,357,896	$25,578,345	$23,776,148
Business to consumer	7,205,856	7,638,165	27,511,107	31,018,693
Total net revenue	13,917,804	13,996,061	53,089,452	54,794,841

Operating expense:
Cost of services	5,802,601	6,045,273	22,779,755	25,307,050
Sales and marketing	3,208,048	2,960,741	14,225,829	12,226,288
General and administrative	3,237,747	3,562,388	15,925,143	14,831,086
Depreciation and amortization	1,206,568	1,161,176	4,631,198	4,350,714
Impairment of goodwill	21,466,182	—	21,466,182	—
Restructuring and other charges	—	239,666	—	438,645
Transaction costs	3,403,527	—	3,403,527	—
Total operating expense	38,324,673	13,969,244	82,431,634	57,153,783
Operating (loss) income	(24,406,869)	26,817	(29,342,182)	(2,358,942)
Net interest income	100,538	20,583	181,705	46,807
Net (loss) income from continuing operations before income taxes	(24,306,331)	47,400	(29,160,477)	(2,312,135)
Benefit for income taxes	21,283,639	3,424,610	22,367,402	2,622,361
Net (loss) income from continuing operations	(3,022,692)	3,472,010	(6,793,075)	310,226
(Loss) income from discontinued operations	(285,637)	673,506	1,440,009	3,242,463
(Loss) gain on sale of business, net of tax	(3,499,431)	—	23,567,640	—
(Loss) gain on discontinued operations	(3,785,068)	673,506	25,007,649	3,242,463
Net (loss) income	(6,807,760)	4,145,516	18,214,574	3,552,689
Capital contribution attributable to preferred stockholders	—	22,367,520	—	22,367,520
Net (loss) income attributable to common stockholders	$(6,807,760)	$26,513,036	$18,214,574	$25,920,209

Basic net (loss) income per share:
Continuing operations	$(0.06)	$0.60	$(0.14)	$0.60
Discontinued operations	(0.08)	$0.01	$0.51	0.09
Basic net (loss) income per share	$(0.14)	$0.61	$0.37	$0.69

Diluted net (loss) income per share:
Continuing operations	$(0.06)	$0.59	$(0.13)	$0.60
Discontinued operations	(0.07)	0.01	0.49	$0.08
Diluted net (loss) income per share	$(0.13)	$0.60	$0.36	$0.68

Weighted average basic shares outstanding	49,613,369	43,303,851	49,425,372	37,624,103
Weighted average diluted shares outstanding	51,602,359	43,896,676	51,047,059	37,842,479

Reconciliation of net (loss) income to adjusted EBITDA - see note (1):
Net (loss) income	$(6,807,760)	$4,145,516	$18,214,574	$3,552,689
Benefit for income taxes	(21,283,639)	(3,424,610)	(22,367,402)	(2,622,361)
Net interest income	(100,538)	(20,583)	(181,705)	(46,807)
Depreciation and amortization	1,206,568	1,161,176	4,631,198	4,350,714
EBITDA	(26,985,369)	1,861,499	296,665	5,234,235
Impairment of goodwill	21,466,182	—	21,466,182	—
Restructuring and other charges	—	239,666	—	438,645
Loss (income) from discontinued operations	285,637	(673,506)	(1,440,009)	(3,242,463)
Gain on sale of business, net of tax	3,499,431	—	(23,567,640)	—
Transaction costs	3,403,527	—	3,403,527	—
Severance	—	—	—	105,531
Stock based compensation	759,485	396,624	2,455,535	1,590,380
Adjusted EBITDA	$2,428,893	$1,824,283	$2,614,260	$4,126,328

THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net income	$18,214,574	$3,552,689
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Gain on sale of business, net of tax	(23,567,640)	—
Impairment of goodwill	21,466,182	—
Stock-based compensation expense	2,475,214	1,606,680
Provision for doubtful accounts	42,043	21,154
Depreciation and amortization	4,780,768	5,132,259
Deferred taxes	(22,184,543)	(3,005,213)
Deferred rent	(324,969)	(526,579)
Changes in operating assets and liabilities:
Accounts receivable	(509,509)	485,592
Other receivables	(62,200)	(30,101)
Prepaid expenses and other current assets	(954,800)	(166,578)
Other assets	(395,414)	(2,693)
Accounts payable	791,821	(518,834)
Accrued expenses	(78,137)	(1,383,875)
Deferred revenue	2,679,874	728,118
Other current liabilities	(175,824)	(3,511)
Other liabilities	87,952	—
Net cash provided by continuing operations	2,285,392	5,889,108

Cash Flows from Investing Activities:
Proceeds from the sale of business, net	28,232,100	—
Capital expenditures	(3,922,509)	(2,505,816)
Net cash provided by (used in) investing activities	24,309,591	(2,505,816)

Cash Flows from Financing Activities:
Earnout payment for prior acquisition	(951,867)	—
Cash dividends paid on common stock	(68,162)	(68,245)
Net proceeds from the sale of common stock	—	7,849,999
Cash paid to extinguish preferred stock	—	(20,891,480)
Share repurchase	(1,415)	—
Shares withheld on RSU vesting to pay for withholding taxes	(268,220)	(273,783)
Net cash used in financing activities	(1,289,664)	(13,383,509)

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	39,126	313,912

Net increase (decrease) in cash, cash equivalents and restricted cash	25,344,445	(9,686,305)
Cash, cash equivalents and restricted cash, beginning of period	12,184,817	21,871,122
Cash, cash equivalents and restricted cash, end of period	$37,529,262	$12,184,817

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(5,353,066)	$3,552,689
Noncash expenditures	6,254,695	3,228,301
Changes in operating assets and liabilities	1,383,763	(891,882)
Capital expenditures	(3,922,509)	(2,505,816)
Free cash flow	$(1,637,117)	$3,383,292